Exhibit 23.1

Sam Kan & Company

1151 Harbor Bay Pkwy., Suite 101

Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224

http://www.skancpa.com

We consent to the incorporation by reference in the Annual Report on Forms 10-K of Western Lucrative Enterprises, Inc. of our report dated March 15, 2011, with respect to balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on July 14, 2008 through December 31, 2010 of Western Lucrative Enterprises, Inc. included in this Annual Report on Form 10-K for the period from the date of inception on July 14, 2008 to December 31, 2010.

/s/ Sam Kan & Company

Firm’s Manual Signature

Alameda, CA City, State

March 15, 2011 Date